ROSS MILLER

Secretary of State

204 North Carson Street STE1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Change Pursuant To NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Dialpoint Communications Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
75,000,000 common shares@ $.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
300,000,000 common shares@ $.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
Four (4) new shares of common stock will be issued for each one (1) shares of common stock presently held (4:1 forward split)

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7. Effective date of filing (optional):	(must not be later than 90 days after the certificate is filed)

8. Officer Signature: X /s/ Billy Radford	Title: President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.